Exhibit 99.1

PRESS RELEASE
January 24, 2007
For Immediate Release

For Further Information Contact:	Michael W. Dosland
President and Chief Executive Officer
First Federal Bankshares, Inc.
329 Pierce Street, P.O. Box 897
Sioux City, IA 51102
712.277.0222

FIRST FEDERAL BANKSHARES, INC. ANNOUNCES EARNINGS

Sioux City, Iowa. First Federal Bankshares, Inc. (the “Company”) (Nasdaq Global Market - “FFSX”), the parent company of First Federal Bank (the “Bank”) reported net income for the three months ended December 31, 2006, of $413,000 or $0.12 per diluted share, compared to $998,000, or $0.29 per diluted share in the same quarter last year. For the six months ended December 31, 2006, the Company had net income of $1.4 million or $0.41 per diluted share, compared to $1.8 million or $0.52 per diluted share a year ago, a decrease of 22%.

Net interest income for the three months and six months ended December 31, 2006, totaled $3.9 million and $8.0 million, respectively, compared to $4.3 million and $8.5 million for the same periods ended December 31, 2005. The cost of interest-bearing liabilities continued to increase more rapidly than yields on interest-earning assets resulting in the Bank’s fiscal year-to-date net interest margin declining 29 basis points to 3.00% at the end of the December quarter. In addition, loan growth has slowed dramatically relative to the previous year, which has had an adverse impact on net interest income.

Mike Dosland, President and Chief Executive Officer, commented, “The Bank continues to be challenged by the inverted yield curve. We are positioning our liabilities so they mature within six months to one year. We believe these funds will be replaced at a lower cost to the Bank as short terms rates fall and/or the yield curve returns to a more normal condition.”

Dosland added, “In the near term, however, we expect net interest margin to continue to contract, albeit at a slower pace. Although, there can be no assurances.”

The provision for loan losses for the quarter and six months ended December 31, 2006, was $403,000 and $503,000, respectively as compared to $510,000 and $750,000 for the comparable periods ended December 31, 2005. Provision expense was higher in 2005 than 2006 because in 2005 the Bank experienced an increased level of loan growth which warranted an increase in the allowance for loan losses.

Three significant events affected the Bank’s provision for loan losses during the most recent quarter: (1) the Bank entered into an agreement with a third party to market and sell $11.6 million of non-performing and classified loans, which represented a significant portion of the Bank’s non-performing and classified loans and resulted in a $1.3 million loss; (2) the Bank recorded a $0.6 million loss on the final liquidation of a loan to a construction contractor and manufacturer; and (3)

329 Pierce Street  ●  P.O. Box 897  ●  Sioux City IA 51102  ●  712-277-0200

the Bank recorded a $1.5 million reduction in its allowance for loan losses as a result of these developments. The Bank’s methodology for establishing allowance for loan losses is heavily influenced by the level of the Bank’s non-performing and classified loans. As a result of the aforementioned developments, the Bank’s non-performing and classified loans declined substantially, which warranted the decline in the allowance for loan losses.

Dosland stated, “We expect the sale of these non-performing and classified loans will be positive to First Federal in the long run. The sale of these loans removes an uncertainty relating to potential loss on these credits in the future, it eliminates a significant distraction for our loan relationship managers and executive management team, and it brings the level of First Federal’s non-performing and classified loans down to a level that is more comparable with the banking industry.”

Dosland continued, “In addition, we expect the sale will result in an increase in future profits as a result of the investment of the sales proceeds in loans or investments that actually contribute to earnings. We expect that returning the proceeds to an earning status could add no less than $0.07 to earnings per share on an annual basis.”

First Federal expects to complete the sale of the aforementioned non-performing and classified loans during the third fiscal quarter ending March 31, 2007. However, there can be no assurances that First Federal will be able to consummate a sale or that there will not be an additional loss on the ultimate sale of these loans.

Loan charge-off activity increased to $2.8 million during the six months ended December 31, 2006, compared to $1.9 million during the same period last year. A number of the loans intended for sale had specific loss allowances established prior to their transfer to loans held for sale. Consequently, the Company recorded a charge-off of $0.9 million during the most recent quarter related to the reclassification of loans held for sale. In addition, the Company recorded a charge-off of $1.5 million in the current quarter relating to the aforementioned liquidation of a loan to a construction contractor and manufacturer.

Non-interest income decreased $0.2 million, or 10% as compared to the prior year’s quarter, but year-to-date non-interest income increased $0.1 million or 1%. The increase in year-to-date results was primarily due to gains recognized on a real estate development project of $60,000. During the same period of the prior year the Company’s real estate development subsidiary completed a previous development project and recorded a loss of $242,000. Partially offsetting the increase in non-interest income related to gains and losses on the sale of real estate held for development was a $52,000 decrease in gain on sale of loans and a $60,000 decrease in service charges on loans. Decreases in these items were primarily due to increases in interest rates over the prior year slowing prepayments in commercial and consumer loans and lowering the level of mortgage banking activity.

Non-interest expense for the six months ended December 31, 2006, increased $0.4 million, or 5% over the same period last year. For the three months ended December 31, 2006, non-interest expense increased $0.4 million or 8% over the same period last year. The increase was primarily attributable to calendar year salary increases and recruiting fees for new employees. The number of full-time equivalent employees of the Bank was 177 as of December 31, 2006, compared to 176 at the same time last year.

The Company’s second quarter annualized return on average equity (ROE) was 2.35% compared to 5.65% for the same period a year ago. Annualized return on average assets (ROA) for the quarter was 0.28% compared to 0.69% for the prior year period. Year-to-date, return on average equity was 3.93% compared to 5.12% a year ago, while return on average assets was 0.46% compared to

0.62% for the same period last year. At December 31, 2006, stockholders equity totaled $69.6 million or $20.43 per share.

Total assets increased by $13.1 million, or 2%, to $600.6 million at December 31, 2006, from $587.5 million at December 31, 2005. Deposits totaled $531.0 million, an increase of $11.8 million, or 2% over the previous year.

About First Federal Bank

The Company’s banking subsidiary, First Federal Bank, is headquartered in Sioux City, Iowa. Founded in 1923, First Federal is a community bank servicing businesses and consumers in eight offices in northwest Iowa, an office in South Sioux City, Nebraska, and five offices in central Iowa.

Certain matters in the press release are “forward looking statements” intended to qualify for the safe harbor from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward looking statements include words an phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends to,” or similar expressions. Similarly statements that describe First Federal future plans, objectives, or goals are also forward-looking statements. First Federal wishes to caution the readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of the press release, and to advise readers that various factors could affect First Federal’s financial performance and could cause results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of First Federal’s loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in First Federal’s markets and (x) changes in accounting principles, policies, or guidelines.

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31,	June 30,	December 31,
(Dollars in thousands, except per share amounts)	2006	2006	2005
ASSETS
Cash and cash equivalents	$19,357	$39,905	$13,842
Securities available-for-sale	62,887	47,320	44,144
Securities held-to-maturity	11,899	13,077	15,063
Non-performing and classified loans held for sale	10,349	-	-
Loans receivable, net	439,560	457,029	459,833
Office property and equipment, net	14,408	12,545	12,815
Federal Home Loan Bank stock, at cost	4,583	5,162	5,690
Accrued interest receivable	2,702	2,628	2,538
Goodwill	18,417	18,417	18,417
Other assets	16,478	16,452	15,187
Total assets	$600,640	$612,535	$587,529
LIABILITIES
Deposits	$447,663	$446,056	$413,341
Advances from FHLB and other borrowings	77,889	92,753	101,103
Advance payments by borrowers for taxes and insurance	914	977	965
Accrued interest payable	2,524	2,038	1,464
Accrued expenses and other liabilities	1,961	2,387	2,286
Total liabilities	530,951	544,211	519,159
STOCKHOLDERS' EQUITY
Common stock, $.01 par value	50	50	50
Additional paid-in capital	38,951	38,293	38,030
Retained earnings, substantially restricted	57,715	57,014	56,167
Treasury stock, at cost	(26,223)	(25,921)	(24,908)
Accumulated other comprehensive income (loss)	(79)	(326)	(120)
Unearned ESOP	(725)	(786)	(849)
Total stockholders' equity	69,689	68,324	68,370
Total liabilities and stockholders' equity	$600,640	$612,535	$587,529

Actual number of shares outstanding at end
of period, net of treasury stock	3,410,748	3,380,109	3,408,863
Average shares outstanding used to compute:
Basic earnings per share	3,309,482	3,366,086	3,427,934
Diluted earnings per share	3,342,938	3,417,367	3,478,862
Shareholders' equity to total assets	11.60%	11.15%	11.64%
Book value per share	$20.43	$20.21	$20.06

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2006	2005	2006	2005
Interest on loans	$7,530	$7,269	$15,166	$14,131
Interest on investment securities	1,005	683	1,798	1,329
Interest on deposits	109	19	244	94
Total interest income	8,644	7,971	17,208	15,554
Interest on deposit liabilities	3,784	2,512	7,206	4,789
Interest on borrowings	1,003	1,144	2,040	2,275
Total interest expense	4,787	3,656	9,246	7,064
Net interest income	3,857	4,315	7,962	8,490
Provision for loan losses	403	510	503	750
Net interest income after provision	3,454	3,805	7,459	7,740
Service charges on deposit accounts	814	782	1,657	1,622
Service charges on loans	79	104	140	200
Gain (loss) on sale of real estate
held for development	20	-	60	(242)
Gain on sale of investments	5	203	5	203
Gain on sale of loans	161	164	346	398
Other income	568	567	1,180	1,170
Total non-interest income	1,647	1,820	3,388	3,351
Compensation and benefits	2,623	2,486	5,210	4,978
Office property and equipment	693	708	1,378	1,409
Data processing, ATM and debit card transaction
costs and other item processing expense	251	248	497	496
Professional, insurance and regulatory expense	275	246	559	466
Advertising, donations and public relations	220	168	389	381
Communications, postage and office supplies	214	208	414	405
Other expense	315	196	534	422
Total non-interest expense	4,591	4,260	8,981	8,557
Income before income taxes	510	1,365	1,866	2,534
Income tax expense	97	367	487	711
Net income	$413	$998	$1,379	$1,823

Per share information:
Basic earnings per share	$0.12	$0.29	$0.42	$0.53
Diluted earnings per share	$0.12	$0.29	$0.41	$0.52
Cash dividends declared per share	$0.105	$0.100	$0.205	$0.200

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)

	At or for the three months		At or for the six months
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2006	2005	2006	2005
Average interest-earning assets	$541,707	$526,952	$538,682	$526,880
Average interest-bearing liabilities	480,272	463,439	477,160	463,290
Average interest-earning assets to
average interest-bearing liabilities	112.79%	113.70%	112.89%	113.73%

Activity in the allowance for loan losses
during the period:
Balance at beginning of period	$5,482	$6,723	$5,466	$6,718
Provision for loan losses (1)	403	510	503	750
Charge-offs:
Single-family mortgage loans	-	(19)	(20)	(29)
Commercial real estate loans	-	(1)	-	(42)
Commercial business loans	(2,617)	(1,486)	(2,617)	(1,594)
Consumer loans	(49)	(178)	(127)	(282)
Total loans charged-off	(2,666)	(1,684)	(2,764)	(1,947)
Loans transferred to held for sale (2)	(1,300)	-	(1,300)	-
Recoveries	125	23	139	51
Charge-offs net of recoveries	(3,841)	(1,661)	(3,925)	(1,896)
Balance at end of period	$2,044	$5,572	$2,044	$5,572

Non-performing loans receivable (3)	$2,775	$3,876	$2,775	$3,876
Non-performing loans to total loans receivable (3)	0.63%	0.83%	0.63%	0.83%
Allowance for loan losses to non-performing loans	73.66%	143.76%	73.66%	143.76%
Ratio of allowance for loan losses to total
loans held for investment at end of period	0.46%	1.20%	0.46%	1.20%

Selected operating data: (4)
Return on average assets	0.28%	0.69%	0.46%	0.62%
Return on average equity	2.35%	5.65%	3.93%	5.12%
Net interest rate spread	2.42%	2.95%	2.54%	2.90%
Net yield on average interest-earning assets (5)	2.89%	3.35%	3.00%	3.29%
Efficiency ratio (6)	83.94%	71.78%	79.29%	73.69%

(1)
Includes a $1.3 million loss on transfer of $11.6 million of non-performing and classified loans to held for sale, and $0.6 million of losses on other commercial business loans. These amounts are net of a $1.5 million reduction in the allowance for loan losses due to the significant decline in non-performing and classified assets resulting from the aforementioned transfer to loans held for sale.

(2)	2006 data consists of $2.0 million relating to commercial real estate loans and, $0.1 million relating to single-family mortgage loans, offset by $0.8 million recovery in commercial business loans.
(3)	2006 data does not include $8.0 million in non-performing loans held for sale.
(4)	Annualized except for efficiency ratio.
(5)	Net interest income, tax-effected, divided by average interest-earning assets.
(6)	Noninterest expense divided by net interest income plus noninterest income, less gain (loss) on sale of other real estate owned, investments and fixed assets.

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)
		Weighted
	December 31,	Average
(Dollars in thousands, except per share amounts)	2006	Rate
Time deposits maturing within …
Three months	$57,775	4.52%
Four to six months	43,841	4.79%
Seven to twelve months	95,035	4.88%
More than twelve months	47,664	4.21%
Total time deposits	$244,315	4.65%

FHLB advances and all other borrowings
maturing within …
Three months	$15,889	4.06%
Four to six months	500	4.77%
Seven to twelve months	8,000	3.69%
More than twelve months	53,500	5.28%
Total FHLB advances and all other borrowings	$77,889	4.86%

	Three months ended		Six months ended
	December 31,		December 31,
	2006	2005	2006	2005
Market price per share:
High for the period	$22.51	$20.75	$22.51	$20.75
Low for the period	$21.40	$17.30	$21.40	$17.30
Close at end of period	$21.70	$19.45	$21.70	$19.45